Ambac Emerges from Bankruptcy

NEW YORK, May 01, 2013 (BUSINESS WIRE) -- Ambac Financial Group, Inc. ("Ambac" or the "Company") announced today the effectiveness of its Second Modified Fifth Amended Plan of Reorganization (the "Plan"), which marks the completion of its financial restructuring and Ambac's emergence from Chapter 11 bankruptcy protection. "I would like thank all of those who dedicated so much time and effort, including our employees and advisors, in helping us complete our restructuring," said Diana Adams, Ambac's President and CEO. "This is an exciting day and the start of a new chapter for all of us at Ambac," Ms. Adams added. "We emerge with a stronger balance sheet and a commitment to a successful future. Looking forward, we expect to pursue a number of new initiatives and identify the best opportunities for Ambac and our stakeholders."

Under the terms of the restructuring, all allowed claims of Ambac's former creditors were discharged and such creditors received new common stock, and in certain instances, new warrants, issued by the reorganized company. Ambac's new common stock and warrants are listed on the NASDAQ Global Select Market under the ticker symbols AMBC and AMBCW, respectively. All common stock of the Company in existence prior to Ambac's emergence from bankruptcy has been cancelled. Holders of such existing stock have not, and will not, receive distributions under the Plan.

About Ambac

Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corporation, and Ambac Assurance UK Limited, provided financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also exploring opportunities involving the development or acquisition of new financial services businesses. Ambac's common stock trades on the NASDAQ Global Select Market.

Contact Information:

Michael Fitzgerald

(212) 208-3222

mfitzgerald@ambac.com